Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MAPLIGHT THERAPEUTICS, INC.

MapLight Therapeutics, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

A.

The name of the corporation is MapLight Therapeutics, Inc. (the “Company”). The original Certificate of Incorporation of the Company was filed with the Secretary of State of Delaware on November 29, 2018 under the name Alvarado Therapeutics, Inc.

B.

The Amended and Restated Certificate of the Company in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Company.

C.	The text of the Certificate of Incorporation is amended and restated to read in full as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Company on this 26th day of March, 2024.

MAPLIGHT THERAPEUTICS, INC.

By:	/s/ Christopher Kroeger
Name:	Christopher Kroeger
Title:	Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of the company is MapLight Therapeutics, Inc. (the “Company”).

ARTICLE II

The address of the registered office of the Company in the State of Delaware is 251 Little Falls Drive, Wilmington, DE 19808, County of New Castle. The name of the registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

A.

The total number of shares of capital stock that the Company is authorized to issue is 541,905,260 shares, consisting of 320,377,504 shares of Voting Common Stock, par value $0.0001 per share (the “Voting Common Stock”), 4,622,496 shares of Non-Voting Common Stock, par value $0.0001 per share (the “Non-Voting Common Stock,” and collectively with the Voting Common Stock, the “Common Stock”), 212,282,764 shares of Voting Preferred Stock, par value $0.0001 per share (the “Voting Preferred Stock”), and 4,622,496 shares of Non-Voting Preferred Stock, par value $0.0001 per share (the “Non-Voting Preferred Stock,” and collectively with the Voting Preferred Stock, the “Preferred Stock”).

B.

5,000,000 shares of the Voting Preferred Stock shall be designated “Series A Preferred Stock”, 14,946,844 shares of the Voting Preferred Stock shall be designated “Series A-1 Preferred Stock”, 45,010,383 shares of the Voting Preferred Stock shall be designated “Series B Preferred Stock”, 4,622,496 shares of the Non-Voting Preferred Stock shall be designated “Series B-1 Preferred Stock” and 147,325,537 shares of the Voting Preferred Stock shall be designated “Series C Preferred Stock”.

C.	The designations, powers, preferences, and relative participating, optional and other special rights and the qualifications, limitations and restrictions of the Preferred Stock shall be as follows:

1. Dividends.

(a) The holders of the Preferred Stock shall be entitled to receive dividends at the applicable Dividend Rate (as defined below), payable out of funds legally available therefor, prior and in preference to any declaration or payment of any dividend (other than dividends payable solely in Common Stock) on the Common Stock. Such dividends shall be payable only when, as, and if declared by the Board of Directors (the “Board”) and shall be noncumulative. The

“Dividend Rate” shall mean 8% of the Series A Original Issue Price per annum for each share of Series A Preferred Stock (as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or similar events with respect to such shares), 8% of the Series A-1 Original Issue Price per annum for each share of Series A-1 Preferred Stock (as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or similar events with respect to such shares), 8% of the Series B Original Issue Price per annum for each share of Series B Preferred Stock (as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or similar events with respect to such shares), 8% of the Series B-1 Original Issue Price per annum for each share of Series B-1 Preferred Stock (as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or similar events with respect to such shares) and 8% of the Series C Original Issue Price per annum for each share of Series C Preferred Stock (as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or similar events with respect to such shares). For purposes of this Amended and Restated Certificate of Incorporation (the “Restated Certificate”), the “Series A Original Issue Price” shall mean $1.00 per share of Series A Preferred Stock, as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or similar events with respect to such shares, the “Series A-1 Original Issue Price” shall mean $1.07046 per share of Series A-1 Preferred Stock, as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or similar events with respect to such shares, the “Series B Original Issue Price” shall mean $1.177506 per share of Series B Preferred Stock, as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or similar events with respect to such shares, the “Series B-1 Original Issue Price” shall mean $2.596 per share of Series B-1 Preferred Stock, as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or similar events with respect to such shares and the “Series C Original Issue Price” shall mean $1.52723 per share of Series C Preferred Stock, as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or similar events with respect to such shares. Each of the Series A Original Issue Price, the Series A-1 Original Issue Price, the Series B Original Issue Price, the Series B-1 Original Issue Price and Series C Original Issue Price is an “Original Issue Price.”

(b) No dividends (other than those payable solely in Common Stock) shall be declared or paid on any share of Common Stock unless dividends on the Preferred Stock in accordance with Section C.1(a) hereof shall have been paid or declared and set apart. If any such dividend is paid on any share of Common Stock in accordance with this Section C.1(b), such dividend shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective conversion rate.

(c) The holders of Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section C.1 upon the affirmative vote or written consent of the holders of a majority of the outstanding shares of Voting Preferred Stock, voting together as a single class on an as-converted to Common Stock basis.

2. Liquidation Preference.

(a) In the event of a Liquidation Event (as defined in Section C.2(d) hereof), whether voluntary or involuntary, the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the proceeds of such Liquidation Event to the holders of any other series of Preferred Stock or Common Stock by reason of their ownership thereof, an amount equal to the Series C Original Issue Price, plus all declared but unpaid dividends, on each such share of Series C Preferred Stock held by them (the amount payable pursuant to this sentence is hereinafter referred to as the “Series C Liquidation Amount”). If, upon the occurrence of such Liquidation Event, the proceeds thus distributed among the holders of Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full Series C Liquidation Amount, then the entire proceeds legally available for distribution shall be distributed ratably among the holders of Series C Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b) In the event of a Liquidation Event (as defined in Section C.2(d) hereof), whether voluntary or involuntary, after payment in full of the Series C Liquidation Amount, the holders of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the proceeds of such Liquidation Event to the holders of Common Stock by reason of their ownership thereof, an amount equal to (i) the Series A Original Issue Price, plus all declared but unpaid dividends, on each such share of Series A Preferred Stock held by them, (ii) the Series A-1 Original Issue Price, plus all declared but unpaid dividends, on each such share of Series A-1 Preferred Stock held by them, (iii) the Series B Original Issue Price, plus all declared but unpaid dividends, on each such share of Series B Preferred Stock held by them, and (iv) the Series B-1 Original Issue Price, plus all declared but unpaid dividends, on each such share of Series B-1 Preferred Stock held by them. If, upon the occurrence of such Liquidation Event, the proceeds thus distributed among the holders of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire proceeds legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(c) After payment to the holders of Preferred Stock of the preferential amounts required by Section C.2(a) and Section C.2(b) hereof, all remaining proceeds legally available for distribution to stockholders of the Company shall be distributed pro rata among the holders of Common Stock based on the number of shares of Common Stock then held by them.

(d) For purposes of this Section C.2, a “Liquidation Event” shall mean (i) a liquidation, dissolution or winding up of the Company; (ii) an acquisition of the Company by another person or entity by means of any transaction or series of related transactions to which the Company is a party (including, without limitation, a merger, consolidation or other corporate reorganization), other than an acquisition in which the shares of capital stock held by stockholders of the Company immediately prior to such acquisition continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately after such acquisition and by virtue of the acquisition, a majority of the total outstanding voting power of the surviving or acquiring person or entity; (iii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company, except where such sale, lease, exclusive license or other disposition is to a wholly owned subsidiary of the Company; or (iv) a transaction or series of related transactions to which the Company is a party (whether by merger, consolidation, stock acquisition or otherwise) in which a majority of the total outstanding voting power of the Company is transferred. Notwithstanding the foregoing sentence, a transaction shall not constitute a Liquidation Event if the primary purpose is to change the jurisdiction of the Company’s incorporation, create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction or engage in a bona fide equity financing transaction. The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the affirmative vote or written consent of the holders of a majority of the outstanding shares of Voting Preferred Stock, voting together as a single class on an as-converted to Voting Common Stock basis.

(e) If the proceeds to be received by the Company or its stockholders are other than cash, the value of such proceeds shall be their fair market value as determined in good faith by the Board; provided, however, that any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by subsection (ii) below:

(A) If traded on a national securities exchange or a national quotation system, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading-day period ending three (3) trading days prior to the closing of such transaction;

(B) If actively traded over the counter, the value shall be deemed to be the average of the closing bid prices over the ten (10) trading-day period ending three (3) trading days prior to the closing of such transaction;

(C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board; and

(D) For the purposes of this Section C.2(e), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (1) for securities traded primarily on the New York Stock Exchange or the Nasdaq Stock Market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day, and (2) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section C.2(e)(i) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

(f) Notwithstanding any provision in this Section C.2 to the contrary, for purposes of determining the amount each holder of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of Preferred Stock into shares of Common Stock immediately prior to the Liquidation Event at the then effective conversion rate if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such shares of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of the Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(g) In the event of a Liquidation Event, if any portion of the consideration payable to the stockholders of the Company is placed into escrow and/or is payable to the stockholders of the Company subject to contingencies, the relevant transaction agreement shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with this Section C.2 as if the Initial Consideration were the only consideration payable in connection with such transaction and (ii) any additional consideration that becomes payable to the stockholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Company in accordance with this Section C.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3. Redemption. The shares of Preferred Stock shall not be redeemable at the option of the holders thereof.

4. Voting Rights.

(a) General Voting Rights. Each holder of shares of Voting Preferred Stock shall be entitled to the number of votes equal to the number of shares of Voting Common Stock into which such shares of Voting Preferred Stock could be converted on the record date for the vote or consent of stockholders and, except as otherwise required by law or this Restated Certificate, shall have voting rights and powers equal to the voting rights and powers of the Voting Common Stock. Each holder of shares of Voting Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company and shall vote with holders of the Voting Common Stock upon the election of directors and upon any other matter submitted to a vote of stockholders, except as to those matters required by law or this Restated Certificate to be submitted to a class vote. Fractional votes by the holders of Voting Preferred Stock shall not, however, be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Voting Preferred Stock held by each holder could be converted) shall be disregarded. Shares of Non-Voting Preferred Stock will be non-voting shares. Without limitation to the foregoing, shares of Non-Voting Preferred Stock will have no voting rights except to the minimal extent specifically required by non-waivable provisions under the DGCL, and the holders thereof, as such, will not be entitled to receive notice of, participate in, vote at, or receive any materials in connection with, any meeting of the stockholders of the Company except to the minimal extent specifically required by non-waivable provisions under the DGCL.

(b) Voting for Directors.

(i) The holders of outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock, voting together as a single class on an as-converted to Voting Common Stock basis, shall be entitled to elect two members of the Board (the “Series A/B Directors”). The holders of outstanding shares of Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as-converted to Voting Common Stock basis, shall be entitled to elect two members of the Board (the “Series B/C Directors”). The holders of the outstanding shares of Series C Preferred Stock, voting together as a single class on an as-converted to Voting Common Stock basis, shall be entitled to elect one member of the Board (the “Series C Director”). The holders of a majority of the outstanding shares of Voting Common Stock, voting as a separate class, shall be entitled to elect two members of the Board (the “Common Directors”). The holders of record of the shares of Voting Common Stock and of any other class or series of voting stock (including the Voting Preferred Stock), exclusively and voting together as a single class on an as-converted to Voting Common Stock basis, shall be entitled to elect the balance of the total number of directors of the Company. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

(ii) The Series A/B Directors, the Series B/C Directors and the Series C Director may be removed from the Board, either with or without cause, only by the affirmative vote or written consent of the holders of a majority of the outstanding shares of the series of Voting Preferred Stock entitled to elect such director or directors, voting together as a single class on an as-converted to Voting Common Stock basis. The Common Directors may be removed from the Board, either with or without cause, only by the affirmative vote or written consent of the holders of a majority of the outstanding shares of Voting Common Stock, voting as a separate class.

(iii) Except as otherwise provided in this Section C.4(b), in the event of a vacancy in any directorship with respect to which the holders of a class or series are entitled to elect the director pursuant to subsection (i) above, such vacancy shall be filled only by the affirmative vote or written consent of the holders of a majority of the outstanding shares of such class or series or by any remaining director or directors elected by the holders of such class or series. If the holders of shares of a class or series entitled to elect directors pursuant to subsection (i) above fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, then any directorship not so filled shall remain vacant until such time as the holders of such class or series, or any remaining director or directors elected by the holders of such class or series, elect a person or persons to fill such directorships in the manner provided in this Section C.4(b).

(iv) Each director on the Board shall have one vote on all matters before the Board; provided, however, that if at any time there are fewer Series A/B Directors serving on the Board than the holders of outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock, voting together as a single class on an as-converted to Voting

Common Stock basis, are entitled to elect, the Series A/B Directors then serving on the Board shall have, in the aggregate, that number of votes equal to the number of directors that such holders of outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock voting together as a single class on an as-converted to Voting Common Stock basis are entitled to elect; provided, further, that if at any time there are fewer Series B/C Directors serving on the Board than the holders of outstanding shares of Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as-converted to Voting Common Stock basis, are entitled to elect, the Series B/C Directors then serving on the Board shall have, in the aggregate, that number of votes equal to the number of directors that such holders of outstanding shares of Series B Preferred Stock and Series C Preferred Stock voting together as a single class on an as-converted to Voting Common Stock basis are entitled to elect. So long as the holders of Preferred Stock are entitled to elect a Series A/B Director, Series B/C Director or Series C Director (collectively, the “Preferred Directors”), the affirmative vote of a majority of the Preferred Directors shall be required for the authorization by the Board of any of the matters set forth in Section 2.7 of the Amended and Restated Investors’ Rights Agreement, dated as of July 5, 2023, by and among the Company and the other parties thereto, as such agreement may be amended from time to time, to the extent required by such provision and if the Preferred Directors are then serving.

5. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right To Convert. Each share of Voting Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, other than during the Blackout Period, at the office of the Company or any transfer or other agent for such stock, into such number of fully paid and nonassessable shares of Voting Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price for such series of Voting Preferred Stock in effect on the date the certificate is surrendered for conversion. Each share of Non-Voting Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer or other agent for such stock, into such number of fully paid and nonassessable shares of Non-Voting Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price for such series of Non-Voting Preferred Stock in effect on the date the certificate is surrendered for conversion. The “Series A Conversion Price” shall initially be $1.00 and shall be subject to adjustment as set forth in this Section C.5. The “Series A-1 Conversion Price” shall initially be $1.07046 and shall be subject to adjustment as set forth in this Section C.5. The “Series B Conversion Price” shall initially be $1.177506 and shall be subject to adjustment as set forth in this Section C.5. The “Series B-1 Conversion Price” shall initially be $2.596 and shall be subject to adjustment as set forth in this Section C.5. The “Series C Conversion Price” shall initially be $1.52723 and shall be subject to adjustment as set forth in this Section C.5. Each of the Series A Conversion Price, the Series A-1 Conversion Price, the Series B Conversion Price, the Series B-1 Conversion Price and the Series C Conversion Price is a “Conversion Price.” The “Blackout Period” shall mean the period beginning on the date hereof and ending on the earlier of (i) the Second Milestone Closing (as defined in the Purchase Agreement (as defined in Section C.5A(c) hereof)), (ii) June 30, 2025, (iii) the consummation of a Liquidation Event, or (iv) any of the events specified in Section 1.3(d) parts (1) through (3) of the Purchase Agreement.

(b) Automatic Conversion.

(i) Each share of Voting Preferred Stock shall automatically be converted into shares of Voting Common Stock and each share of Non-Voting Preferred Stock shall automatically be converted into shares of Non-Voting Common Stock at the then effective Conversion Price for such share upon the date, or the occurrence of an event, specified by the vote or written consent of holders of a majority of the shares of Voting Preferred Stock then outstanding, voting together as a single class on an as-converted to Voting Common Stock basis.

(ii) Each share of Voting Preferred Stock and Non-Voting Preferred Stock shall automatically be converted into shares of Voting Common Stock at the then effective Conversion Price for such share effective as of immediately prior to the closing of the sale of the Company’s Common Stock to the public at a price of at least $3.00 per share (as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or similar events with respect to such shares) in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), other than a registration relating solely to a transaction under Rule 145 under the Securities Act (or any successor thereto) or to an employee benefit plan of the Company, that results in gross offering proceeds (before deduction of underwriters’ discounts and expenses) to the Company of not less than $60,000,000 (a “Qualified IPO”).

(c) Mechanics of Conversion.

(i) Except as provided in Section C.5(c)(ii) or C.5(c)(iii) hereof, before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), at the office of the Company or of any transfer or other agent for such stock, and shall give written notice to the Company at such office of such holder’s election to convert the same and shall state therein the number of shares to be converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(ii) If the conversion is in connection with a Qualified IPO, the conversion shall be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, and the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall be deemed to have converted such Preferred Stock effective as of immediately prior to the closing of such sale of securities (notwithstanding the failure of the person(s) to surrender any certificates at or prior to such time).

(iii) If the conversion is in connection with the automatic conversion provisions set forth in Section C.5(b)(i) hereof, such conversion shall be deemed to have been made on the conversion date specified in the stockholder vote or consent (automatically without any further action by the holder of such shares and whether or not the certificate representing such shares has been surrendered to the Company or its transfer or other agent), and the persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock on such date; provided, however, that until certificates for the shares of Preferred Stock that have been converted have been delivered to the Company or its transfer or other agent, the Company shall not be obligated to issue certificates representing the shares of Common Stock issuable upon such conversion.

(d) Adjustment of Conversion Price upon Certain Diluting Issuances.

(i) Special Definitions. For purposes of this Section C.5(d), the following definitions apply:

(A) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

(B) “Original Issue Date” shall mean the date on which a share of Series C Preferred Stock is first issued.

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section C.5(d)(iii) hereof, deemed to be issued) by the Company on or after the Original Issue Date, other than shares of Common Stock issued or deemed to be issued pursuant to Options and Convertible Securities (“Exempted Securities”):

(1) upon conversion of shares of Preferred Stock;

(2) to employees, directors and officers of, or consultants or advisors to, the Company pursuant to stock grants, stock option, stock bonus, stock purchase or other employee incentive programs, plans or agreements approved by the Board;

(3) as a dividend or distribution on Preferred Stock;

(4) upon the conversion or exercise of Options or Convertible Securities;

(5) to banks, lessors or other financial institutions in connection with commercial lending or leasing transactions, provided that such transactions are entered into for primarily non-equity financing purposes;

(6) to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board;

(7) as acquisition consideration pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board;

(8) in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board;

(9) in connection with an underwritten public offering registered under the Securities Act pursuant to which all outstanding shares of Preferred Stock are automatically converted into Common Stock pursuant to Section C.5(b) hereof;

(10) in connection with an event for which adjustment of an applicable Conversion Price is made pursuant to Sections C.5(e), (f) or (g) hereof; or

(11) in a transaction that the holders of a majority of outstanding shares of Voting Preferred Stock, voting together as a single class on an as-converted to Voting Common Stock basis, elect in writing to exclude from the definition of Additional Shares of Common Stock, which election may be applied prospectively or retroactively and either generally or in a particular instance.

(ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment to an applicable Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section C.5(d)(vi) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the applicable Conversion Price in effect immediately prior to such issue.

(iii) Deemed Issue of Additional Shares of Common Stock. In the event the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities and exercise of such Options, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) no further adjustments to an applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities upon the exercise of such Options or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion and/or exchange thereof, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(1) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(2) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company (determined pursuant to Section C.5(d)(vi) hereof) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing an applicable Conversion Price to an amount which exceeds the lower of (a) the applicable Conversion Price on the original adjustment date, or (b) the applicable Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

(E) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of an applicable Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Company, at any time after the Original Issue Date,

shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section C.5(d)(iii) hereof) without consideration or for a consideration per share less than an applicable Conversion Price in effect immediately prior to such issue, then and in such event, such applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest tenth of a cent) determined by multiplying the applicable Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the applicable Conversion Price in effect immediately prior to such issue, and the denominator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, “Common Stock Outstanding” shall mean the number of shares of Common Stock outstanding immediately prior to such issue, calculated as if all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issue and any outstanding Options (whether or not then vested or exercisable) had been fully exercised immediately prior to such issue (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock (A) issuable with respect to Convertible Securities or Options solely as a result of the adjustment of the applicable Conversion Price (or other conversion ratios) resulting from the issuance of Additional Shares of Common Stock causing such adjustment or (B) reserved for issuance under any option or equity incentive plan.

(v) Multiple Closing Dates. In the event that the Company shall issue, after the Original Issue Date, on more than one date, Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section C.5(d)(iii)) that would result in an adjustment to an applicable Conversion Price pursuant to the terms of Section C.5(d)(iv) hereof, as part of the same transaction or a series of related transactions, then, upon the final such issuance, such applicable Conversion Price shall be readjusted to give effect to all such issuances as if they had all occurred on the date of the first such issuance (and without giving any effect to any interim adjustments from such issuances that were part of the same transaction or series of related transactions).

(vi) Determination of Consideration. For purposes of this Section C.5(d), the consideration received by the Company for the issue (or deemed issue) of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(1)  insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends and before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with such issuance;

(2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

(3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as reasonably determined in good faith by the Board.

(B) Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section C.5(d)(iii) hereof, relating to Options and Convertible Securities, shall be determined by dividing:

(1) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options and/or conversion or exchange of such Convertible Securities.

(e) Adjustments to Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that the Company at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock as provided below), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the applicable Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Company shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Company shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(f) Adjustments to Conversion Price for Recapitalizations and Reorganizations. If the applicable Common Stock issuable upon conversion of a series of Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section C.5(e) hereof or a Liquidation Event referred to in Section C.2(d) hereof), each applicable Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or recapitalization, be adjusted, and other provision shall be made, so that the applicable Preferred Stock shall be convertible into, in lieu of the number of shares of applicable Common Stock which the holders thereof would otherwise have been entitled to receive, such number of shares of stock or other securities, cash or property that would have been subject to receipt by such holders upon conversion of the applicable Preferred Stock immediately before such change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section C.5(f) with respect to the rights of the holders of the applicable Preferred Stock after such reorganization or recapitalization such that the provisions of this Section C.5(f) (including adjustment of the applicable Conversion Price then in effect and the number of shares issuable upon conversion of the applicable Preferred Stock) shall be applicable after such event as nearly equivalent as may be practicable.

(g) Other Distributions. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Section C.5(f) hereof, and other than as set forth in Section C.2(d) hereof, then, in each such case for the purpose of this Section C.5(g), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

(h) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of an applicable Conversion Price for a series of Preferred Stock pursuant to this Section C.5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate executed by the Company’s President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such series of Preferred Stock.

(i) Notices of Record Date. In the event that the Company shall propose at any time (i) to take a record of the holders of its Common Stock for the purpose of declaring any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus, or offering for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (ii) to effect any reorganization or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iii) to effect any Liquidation Event; then, in connection with each such event, the Company shall send to the holders of Preferred Stock:

(A) at least ten (10) days’ prior written notice of (1) the date on which a record shall be taken for such dividend, distribution or subscription rights referred to in clause (i) above (and specifying the date on which the holders of Common Stock shall be entitled thereto) or (2) the date for determining rights to vote, if any, in respect of the events referred to in clauses (ii) and (iii) above; and

(B) in the case of the events referred to in clauses (ii) and (iii) above, at least ten (10) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for stock, securities, cash or other property deliverable upon the occurrence of such event).

The notice provisions set forth in this Section C.5(i) may be shortened or waived prospectively or retrospectively by the consent or vote of the holders of a majority of the outstanding shares of Voting Preferred Stock, voting together as a single class on an as-converted to Voting Common Stock basis.

(j) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(k) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. Any such fractional share so resulting shall be paid in cash based on the then fair market value of a share of Common Stock.

5A. Special Mandatory Conversion.

(a) Trigger Event. In the event that any holder of shares of Series C Preferred Stock becomes a “Defaulting Purchaser” (as such term is defined under the Purchase Agreement (as defined below)) under the Purchase Agreement, then each one (1) share of Series C Preferred Stock held by such holder shall automatically, without consideration and without any further action on the part of such holder, be converted into one-tenth (0.1) share of Common Stock effective upon, subject to, and immediately following, the consummation of such applicable Milestone Closing (as defined below). Such conversion is referred to as a “Special Mandatory Conversion.” For purposes of determining the number of shares of Series C Preferred Stock a holder of Series C Preferred Stock has purchased at or before the applicable Milestone Closing, all shares of Series

C Preferred Stock purchased in the Initial Closing, an Additional Closing or a Milestone Closing (each as defined in the Purchase Agreement) by Affiliates of such holder shall be aggregated with the Series C Preferred Stock purchased by such holder in the Initial Closing, an Additional Closing or a Milestone Closing (provided that no shares or securities shall be attributed to more than one entity or person within any such group of affiliated entities or persons).

(b) Procedural Requirements. Upon a Special Mandatory Conversion, each holder of shares of Series C Preferred Stock converted pursuant to Section C.5A(a) shall be sent written notice of such Special Mandatory Conversion and the place designated for mandatory conversion of all such shares of Series C Preferred Stock pursuant to this Section C.5A. Upon receipt of such notice, each holder of such shares of Series C Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series C Preferred Stock converted pursuant to Section C.5A(a), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the time of the Special Mandatory Conversion (notwithstanding the failure of the holder or holders thereof to surrender any certificates for such shares at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders therefor (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Section C.5A(b). As soon as practicable after the Special Mandatory Conversion and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series C Preferred Stock so converted, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Section C.5(k) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series C Preferred Stock converted. Such converted Series C Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series C Preferred Stock accordingly.

(c) Definitions. For purposes of this Section C.5A, the following definitions shall apply:

(i) “Affiliate” shall mean, with respect to any holder of shares of Preferred Stock, any person, entity or firm which, directly or indirectly, controls, is controlled by or is under common control with such holder, including, without limitation, any entity of which the holder is a partner or member, any partner, officer, director, member or employee of such holder and any venture capital fund or other investment fund now or hereafter existing of which the holder is a partner or member which is controlled by or under common control with one (1) or more general partners, managing members or investment advisors of such holder or shares the same management company or investment advisor with such holder.

(ii) “Purchase Agreement” means that certain Amended and Restated Series C Preferred Stock Purchase Agreement, by and among the Company and the Purchasers party thereto, dated on or about October 20, 2023, which contemplates the sale of Series C Preferred Stock.”

6. Protective Provisions.

(a) So long as any shares of Voting Preferred Stock remain outstanding, the Company shall not (by way of amendment, merger, consolidation, reclassification or otherwise) without (in addition to any other vote required by law or this Restated Certificate) the vote or written consent by (i) the holders of a majority of the outstanding shares of Voting Preferred Stock, voting together as a single class on an as-converted to Voting Common Stock basis, and (ii) the holders of at least 65% of the outstanding shares of Series C Preferred Stock (the “Requisite Series C Holders”):

(i) consummate a Liquidation Event;

(ii) authorize or issue, or obligate itself to issue, any other equity security (or any security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock. Series B-1 Preferred Stock and Series C Preferred Stock with respect to voting rights, dividend rights, redemption rights or liquidation preferences, other than shares of Preferred Stock authorized under this Restated Certificate;

(iii) increase or decrease (other than by redemption or conversion) the authorized number of shares of Preferred Stock or any series thereof;

(iv) amend this Restated Certificate or the Company’s Bylaws so as to alter or change adversely the preferences, rights, privileges or powers of, or increase the restrictions upon, the Preferred Stock or any series thereof;

(v) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any Common Stock or Preferred Stock of the Company; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock (A) from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the right to repurchase such shares at cost (or at the lesser of cost or the then fair market value) upon the occurrence of certain events, such as the termination of employment or other service, or (B) pursuant to the exercise by the Company (whether contractually or pursuant to its Bylaws) of any rights of first refusal with respect to such shares (the exercise of which is approved by the Board);

(vi) declare, pay or set aside a dividend on any Common Stock or Preferred Stock of the Company;

(vii) increase or decrease the authorized number of directors of the Company;

(viii) authorize, create, guarantee or issue any debt security, or permit any subsidiary to take any such action with respect to any debt security, if the aggregate indebtedness of the Company and its subsidiaries following such action would exceed $2,000,000;

(ix) effect any reclassification or recapitalization of the outstanding capital stock of the Company; or

(x) enter into or establish any joint venture, or create, or hold capital stock in, any subsidiary that is not wholly-owned (either directly or through one or more other subsidiaries) by the Company, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Company, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary.

(b) So long as any shares of Series C Preferred Stock remain outstanding, the Company shall not (by way of amendment, merger, consolidation, reclassification or otherwise), without the vote or written consent of the Requisite Series C Holders:

(i) authorize or issue, or obligate itself to issue, any other equity security (or any security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, the Series C Preferred Stock with respect to voting rights, dividend rights, redemption rights or liquidation preferences, other than shares of Series C Preferred Stock authorized under this Restated Certificate;

(ii) create or adopt, any equity (or equity-linked) compensation plan or amend any such plan to increase the number of shares authorized for issuance thereunder;

(iii) sell any material assets of the Company or any of its subsidiaries outside the ordinary course of business; or

(iv) exclusively license any of the Company’s material intellectual property or enter into an exclusive distribution or partnership agreement relating to the Company’s material intellectual property.

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section C.5 hereof, the shares so converted shall be cancelled and shall not be issuable by the Company.

8. Notices. Any notice required by the provisions of this Section C to be given to the holders of shares of Preferred Stock shall be deemed given if such notice (i) is deposited in the United States first class mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of the Company, (ii) is provided by electronic transmission in a manner permitted by Section 232 of the DGCL, or (iii) is provided in another manner then permitted by the DGCL.

D.	The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Section D.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Company, or other Liquidation Event, the assets of the Company shall be distributed as provided in Section C.2 hereof.

3. Redemption. The Common Stock is not redeemable at the option of the holders thereof.

4. Voting Rights. The holder of each share of Voting Common Stock shall have the right to one vote for each such share, shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Shares of Non-Voting Common Stock will be non-voting shares. Without limitation to the foregoing, shares of Non-Voting Common Stock will have no voting rights except to the minimal extent specifically required by non-waivable provisions under the DGCL, and the holders thereof, as such, will not be entitled to receive notice of, participate in, vote at, or receive any materials in connection with, any meeting of the stockholders of the Company except to the minimal extent specifically required by non-waivable provisions under the DGCL. The number of authorized shares of Voting Common Stock or Non-Voting Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding capital stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

5. Conversion.

(a) Automatic Conversion. Each share of Non-Voting Common Stock shall automatically be converted into one share of Voting Common Stock effective as of immediately prior to the closing of a Qualified IPO.

(b) Mechanics of Conversion. Before any holder of Non-Voting Common Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), at the office of the Company or of any transfer or other agent for such stock. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. If the conversion is in connection with a Qualified IPO, the conversion shall be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, and the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall be deemed to have converted such Preferred Stock effective as of immediately prior to the closing of such sale of securities (notwithstanding the failure of the person(s) to surrender any certificates at or prior to such time).

ARTICLE V

To the extent sections of state corporations codes setting forth minimum requirements for the Company’s retained earnings and/or net assets are applicable to the Company’s repurchase of shares of Common Stock, such code sections shall not apply, to the greatest extent permitted by applicable law, with respect to repurchases by the Company of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this Company or any subsidiary pursuant to agreements under which the Company has the right to repurchase such shares at cost upon the occurrence of certain events, such as the termination of service to the Company. Distributions by the Company may be made without regard to the “preferential dividends arrears amount” or any “preferential rights amount,” as such terms may be defined in state corporations codes.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board shall have the power, subject to the provisions of Section C.6 of Article IV, to adopt, amend, repeal or otherwise alter the Bylaws of the Company without any action on the part of the stockholders.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Company may provide. The books of the Company may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Company.

ARTICLE IX

A.

To the fullest extent permitted by the DGCL, as it presently exists or as it may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to eliminate or limit further, or to authorize corporate action eliminating or limiting further the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B.

To the fullest extent permitted by the DGCL, as it presently exists or as it may hereafter be amended, the Company shall have the power to indemnify (and to advance expenses to) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Any amendment, repeal or modification of the foregoing provisions of this Article IX, or the adoption of any provision in this Restated Certificate inconsistent with this Article IX, shall be prospective only and shall not adversely affect any right or protection of any director of the Company existing at the time of, or increase the liability of any director of the Company with respect to any acts or omissions of such director occurring prior to, such amendment, repeal, modification or adoption.

ARTICLE X

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of this Article X.

ARTICLE XI

The Company renounces, to the fullest extent permitted by law, any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company.